UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K/A
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 15, 2011

INLAND REAL ESTATE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-32185 (Commission File Number)	36-3953261 (IRS Employer Identification No.)
2901 Butterfield Road Oak Brook, Illinois 60523 (Address of Principal Executive Offices)
(630) 218-8000 (Registrant’s Telephone Number, Including Area Code)
N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Current Report on Form 8-K/A (the "8-K Amendment") is being filed to correct a typographical error in the Current Report on Form 8-K filed by Inland Real Estate Corporation (the "Company") on November 15, 2011 (the "Original Filing") relating to the Company's declaration of a cash dividend on the outstanding shares of its 8.125% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Series A Preferred Stock”), payable on December 15, 2011.  The sole purpose of this 8-K Amendment is to clarify and reiterate that the dividend will be paid to the holders of record of the Company’s Series A Preferred Stock.  The Original Filing inadvertently misidentified the stockholders to whom the dividend will be paid as “common stockholders of record.”  Although it is clear from the context of the Original Filing and the accompanying press release  included as Exhibit 99.1 that the dividend is to be paid to record holders of the Series A Preferred Stock, the Company is filing this 8-K Amendment to amend and restate its Item 8.01 disclosure to correct the inadvertent mistake in its Original Filing.

Item 8.01.  Other Events.

Inland Real Estate Corporation (NYSE: IRC) announced that it has paid a cash dividend of $0.220052 per share on the outstanding shares of its 8.125% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) to holders of record of the Series A Preferred Stock at the close of business on November 1, 2011. In addition, the Company has declared a cash dividend of $0.169271 per share on the outstanding shares of its preferred stock, payable on December 15, 2011 to holders of record of the Series A Preferred Stock at the close of business on December 1, 2011.  A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated in its entirety in this Item 8.01 disclosure by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND REAL ESTATE CORPORATION

By:	/s/ Mark E. Zalatoris
Name:	Mark E. Zalatoris
Title:	President and Chief Executive Officer
Date:	November 17, 2011